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EXHIBIT 10.26

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT, made and entered into as of the 19th day of June, 2001 by and among United Stationers Inc., a Delaware corporation (the "Parent"), United Stationers Supply Co., an Illinois corporation ("Supply," and together with the Parent and their successors and assigns permitted under this Agreement, the "Company"), and Randall W. Larrimore (the "Executive") is an amendment and restatement of an agreement made and entered into as of the 23rd day of May, 1997 by and among the Company and the Executive (individually a "Party" and together the "Parties").

                               W I T N E S S E T H

     WHEREAS, the Company desires to continue to employ the Executive and to enter into an agreement embodying the terms of such employment (this "Agreement") and the Executive desires to enter into this Agreement and to continue such employment, subject to the terms and provisions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Parties agree as follows:

     1.   DEFINITIONS.

          (a) "Base Salary" shall mean the Executive's base salary as specified under Section 4 below.

          (b) "Board" shall mean the Board of Directors of the Parent.

          (c) "Cause" shall mean the Executive's:

               (1) conviction of, or plea of NOLO CONTENDERE to, a felony;

               (2) theft or embezzlement, or attempted theft or embezzlement, of money or property or assets of the Company or any of its affiliates;

               (3)  use of illegal drugs;

               (4)  material breach of this Agreement;

               (5) commission of any act or acts of moral turpitude in violation of Company policy;

               (6) gross negligence or willful misconduct in the performance of his duties; or

               (7) breach of any fiduciary duty owed to the Company, including, without limitation, engaging in directly competitive acts while employed by the Company.


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          (d) "Change of Control" shall mean:

               (1) Any "Person" (having the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended ("1934 Act") and used in Sections 13(d) and 14(d) thereof, including a "group" within the meaning of Section 13(d)(3)) has or acquires "Beneficial Ownership" (within the meaning of Rule 13d-3 under the 1934 Act) of 30% or more of the combined voting power of the Parent's then outstanding voting securities entitled to vote generally in the election of directors ("Voting Securities"); provided, however, that in determining whether a Change of Control has occurred, Voting Securities which are held or acquired by (i) the Parent or any of its subsidiaries or (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Parent or any of its subsidiaries shall not constitute a Change of Control. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than the permitted amount of Voting Securities as a result of the issuance of Voting Securities by the Parent in exchange for assets (including equity interests) or funds with a fair value equal to the fair value of the Voting Securities so issued; provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the issuance of Voting Securities by the Parent, and after such issuance of Voting Securities by the Parent, such Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the Voting Securities Beneficially Owned by such Person to more than 50% of the Voting Securities of the Parent, then a Change of Control shall occur.

               (2) At any time during a period of two consecutive years, the individuals who at the beginning of such period constituted the Board (the "Incumbent Board") cease for any reason to constitute more than 50% of the Board; provided, however, that if the election, or nomination for election by the Parent's stockholders, of any new director was approved by a vote of more than 50% of the directors then comprising the Incumbent Board, such new director shall, for purposes of this paragraph (2), be considered as though such person were a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of (i) either an actual "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board (a "Proxy Contest"), or (ii) by reason of

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                    any  agreement intended to avoid or settle any
                    actual or threatened Election Contest or Proxy Contest.

               (3) Consummation of a merger, consolidation or reorganization or approval by the Parent's stockholders of a liquidation or dissolution of the Parent or the occurrence of a liquidation or dissolution of the Parent ("Business Combination"), unless, following such Business Combination:

                    (A) the Persons with Beneficial Ownership of the Parent, immediately before such Business Combination, have Beneficial Ownership of more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation (or in the election of a comparable governing body of any other type of entity) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Parent or all or substantially all of the Parent's assets either directly or through one or more subsidiaries) (the "Surviving Company") in substantially the same proportions as their Beneficial Ownership of the Voting Securities immediately before such Business Combination;

                    (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the initial agreement providing for such Business Combination constitute more than 50% of the members of the board of directors (or comparable governing body of a noncorporate entity) of the Surviving Company; and

                    (C) no Person (other than the Parent, any of its subsidiaries or any employee benefit plan (or any trust forming a part thereof) maintained by the Parent, the Surviving Company or any Person who immediately prior to such Business Combination had Beneficial Ownership of 30% or more of the then Voting Securities) has Beneficial Ownership of 30% or more of the then combined voting power of the Surviving Company's then outstanding voting securities. Notwithstanding this paragraph (C), a Change of Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than 30% of Voting Securities as a result of the issuance of Voting Securities by the Parent in exchange for assets (including equity interests) or funds with a fair value equal to the fair value of the Voting Securities so issued.

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                    (4)  Approval by the Parent's stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Parent to any Person (other than a subsidiary of the Parent or other entity, the Persons with Beneficial Ownership of which are the same Persons with Beneficial Ownership of the Parent and such Beneficial Ownership is in substantially the same proportions), or the occurrence of the same.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than the permitted amount of Voting Securities as a result of the acquisition of Voting Securities by the Parent which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by such Person; provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Parent, and after such acquisition of Voting Securities by the Parent, such Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the Voting Securities Beneficially Owned by such Person, then a Change of Control shall occur.

          (e) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          (f) "Common Stock" shall mean the common stock, $.10 par value per share, of the Parent.

          (g) "Disability" or "Disabled" shall mean a disability as determined under the Company's long-term disability plan or program as in effect on the date the disability first occurs, or if no such plan or program exists on the date the disability first occurs, then a "disability" as defined under Code
Section 22(e)(3).

          (h) "Effective Date" shall mean May 23, 1997.

          (i) "Good Reason" shall mean the occurrence of any of the following, without the Executive's prior written consent, during the 90-day period preceding the date on which the Executive terminates his employment with the
Company:

               (1) any diminution in Executive's position (including status, offices and titles), authority, duties or responsibilities (including the assignment to Executive of any duties inconsistent with Executive's position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied promptly and in any event within 10 business days after receipt of written notice thereof given by the Executive to the Company in accordance with Section
                    27) including, without limitation, removal of the Executive from the Board or the failure to reelect the Executive to the Board;

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               (2)  the reduction of the Executive's Base Salary (as specified under Section 4 below), bonus, or incentive opportunity, or a substantial reduction in benefits;

               (3) the exclusion of the Executive from, or diminution in the Executive's participation in, any pension, bonus, management incentive, profit sharing and/or other similar incentive compensation or deferred compensation plans made available generally to senior management personnel of the Company, other than exclusions, changes or diminutions applicable to all senior management personnel;

               (4) any relocation of Executive's principal office more than 50 miles from its location on the date of this amended and restated Agreement;

               (5) any diminution in expense reimbursement benefits enjoyed by the Executive, except pursuant to a general change in the Company's reimbursement policies;

               (6) the breach by the Company of any of its covenants or obligations under this Agreement which is not promptly cured after notice from Executive; or

               (7) the notification by the Company in accordance with Section 2 below that the Term of Employment will end on the 2nd or 3rd anniversary, of the Section 2 Notification Date, as may be applicable.

          (j) "Section 2 Notification Date" shall mean the date as specified in
Section 2.

          (k) "Target Award" shall mean the Executive's annual incentive compensation award opportunity as specified under Section 5 below.

          (l) "Term of Employment" shall mean the period as specified under
Section 2 below.

     2.   TERM OF EMPLOYMENT.

     The Company hereby employs the Executive, and the Executive hereby accepts such employment, for the Term of Employment, which began on the Effective Date and shall end on (i) the end of the 90-day period following the date on which the Executive notifies the Company in writing in accordance with Section 27 below that he wants the Term of Employment to so end or (ii) the 2nd anniversary (or 3rd anniversary, in the event that the notice pursuant to this Section 2 is delivered to the Executive within 2 years following a Change of Control) of the date on which the Company notifies the Executive in writing in accordance with
Section 27 below that it wants the Term of Employment to so end. The date that the Executive or the Company notifies the other Party under this Section 2 shall be referred to herein as a "Section 2

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Notification Date." Notwithstanding anything contained herein to the contrary, the Term of Employment is subject to earlier termination in accordance with
Section 12 below.

     3.   POSITION, DUTIES AND RESPONSIBILITIES.

          (a) Continuing for the remainder of the Term of Employment, the Executive shall be employed as the Chief Executive Officer and President of the Company and shall be responsible for the general management of the affairs of the Company. The Executive shall serve the Company faithfully, conscientiously and to the best of the Executive's ability and shall promote the interests and reputation of the Company. Unless prevented by sickness or Disability, the Executive shall devote substantially all of the Executive's time, attention, knowledge, energy and skills during normal working hours and at such other times as the Executive's duties may reasonably require to the duties of the Executive's employment. The Executive, in carrying out his duties under this Agreement, shall report to the Board. In addition, it is the intention of the Parties that continuing through the remainder of the Term of Employment, the Executive shall be elected and serve as a member of the Board.

          (b) Notwithstanding anything contained herein to the contrary, nothing shall preclude the Executive from:

               (1) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, subject to the Board's prior written consent (which shall not be unreasonably withheld);

               (2)  engaging in charitable activities and community affairs; and

               (3)  managing his personal investments and affairs;

PROVIDED, HOWEVER, that such activities do not materially interfere with the proper performance of his duties and responsibilities as the Company's Chief Executive Officer and President.

    4.    BASE SALARY.

     The Executive shall be paid a Base Salary at no less than an annual rate of seven hundred fifty thousand dollars $750,000, payable in accordance with the regular payroll practices of the Company. The Base Salary shall be reviewed by the Board no less frequently than annually and may, in the Board's sole discretion, be increased when deemed appropriate.

     5.   ANNUAL INCENTIVE COMPENSATION PROGRAMS.

     The Executive shall participate in the Company's annual incentive compensation plans or programs applicable to senior-level executives as established and modified from time to time by the Board in its sole discretion. The Executive shall have an annual incentive compensation award opportunity in the aggregate under all such plans or programs equal to 80 percent of the Base Salary paid during the relevant performance period ("Target Award"). The actual annual incentive compensation award paid to the Executive under this Section 5 shall have a payout in an amount ranging from a minimum of 50 percent of the Target Award to a maximum of 200

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percent of the Target Award. The performance targets with respect to the Target
Award shall be set by the Board and shall be consistent with the performance targets established for the Company's executive vice presidents with respect to their annual incentive compensation award opportunities. Payment of the annual incentive compensation award under this Section 5 shall be made at the same time that other senior-level executives receive their annual incentive compensation awards.

     6.   LONG-TERM INCENTIVE COMPENSATION PROGRAMS.

          (a) The Executive shall be eligible to participate in the Company's applicable long-term incentive compensation plans or programs as may be established and modified from time to time by the Board in its sole discretion.

          (b) In complete fulfillment of its obligation to issue certain stock options to Executive under the agreement between the Parties dated May 23, 1997 ("Prior Employment Agreement"), the Company by separate stock option agreements ("Option Grants"), also dated May 23, 1997 (the "Date of Grant"), granted Executive options to purchase 500,000 shares of Common Stock with an exercise price of $10.8125 (after giving effect to the stock dividend of one share for each outstanding share on September 29, 1998)(the "Options"). The Options as that term is used in this Agreement refer to the options granted on May 23, 1997 granted by the Option Grants in accordance with the Prior Employment Agreement and shall not be construed to refer to a separate additional grant of options to be made to the Executive. The Options are divided into 3 tranches ("Tranche 1," "Tranche 2," and "Tranche 3"). The Parties intend that Tranche 1 shall qualify as an "incentive stock option" as such term is used under Code Section 422.

               (1) NUMBER OF SHARES OF COMMON STOCK UNDERLYING EACH TRANCHE. The number of shares of Common Stock underlying Tranche 1 is 46,000 shares. The number of shares of Common Stock underlying Tranche 2 is 254,000 shares. The number of shares of Common Stock underlying Tranche 3 is 200,000 shares.

               (2) EXERCISE OF OPTIONS. The Options shall expire on, and shall not be exercisable on and after the 10th anniversary of the Date of Grant, subject to earlier expiration in accordance with Section 12 below.

               (3) EXERCISABILITY SCHEDULE OF TRANCHES 1, 2 AND 3. No portion of each of Tranche 1, Tranche 2 and Tranche 3 were exercisable on the Date of Grant, but 20 percent of each of Tranche 1 and Tranche 2 became and shall become exercisable on, and shall remain exercisable on and after, each of the first 5 anniversaries of the Date of Grant, subject to the Options' expiration in accordance with the terms of the Option Grants and Section 12 below. The exercisability of Tranche 3 on the same 20% per year 5-year schedule as Tranche 1 and Tranche 2 was originally contingent upon a specific stock price maintenance condition for 80 days out of a 100 consecutive trading day period, but the price maintenance

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                    condition has already been satisfied and Tranche 3 is now
                    subject to the same exercisability schedule as Tranche 1 and Tranche 2.

          (c) Notwithstanding anything contained herein to the contrary, on the date of a Change of Control, all stock options (including all tranches of the Options) held by the Executive on such date shall immediately become exercisable and shall remain exercisable until the date such stock options are scheduled to expire, subject to earlier expiration in accordance with Section 12 below.

     7.   EMPLOYEE BENEFIT PROGRAMS.

     During the Term of Employment, the Executive shall be entitled to participate, to the extent eligible, in all plans, programs and policies providing general employee benefits for the Company's employees or its senior management employees (as approved by the Board and in effect from time to time). The benefit plans, programs and policies presently in effect are listed on Exhibit A attached to this Agreement. This Section 7 shall not be construed to require the Company to establish or maintain any plan, program or policy. With respect to the Executive's participation in any Company health plan, any and all exclusions with respect to pre-existing medical conditions relating to the Executive and his dependents shall be waived under such plans. Also, with respect to the Executive's participation in the Company's Retiree Health Plan, the Executive shall be deemed to have accrued credit for 5 years of service in addition to Executive's actual credited service. In addition, the Executive shall be 100 percent vested in all employee contributions and earnings thereon made to the United Stationers Inc. 401(k) Savings Plan.

     8.   SUPPLEMENTAL PENSION.

     The Executive shall be entitled to a supplemental pension benefit (a "Supplemental Pension") with respect to each pension plan (within the meaning of
Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) which is a defined benefit pension plan or a defined benefit top hat plan maintained by the Company and in which the Executive participates or will participate (excluding the benefit provided under Section 13 of this Agreement) whether or not qualified under Code Section 401(a) and whether presently established or established hereafter ("Retirement Plan"). With respect to each Retirement Plan, the Executive shall be entitled to a Supplemental Pension determined in accordance with the terms of the respective Retirement Plan as in effect on the date of this amended and restated Agreement, adjusted for any subsequent changes; PROVIDED, HOWEVER, that with respect to any Retirement Plan the Supplemental Pension shall be determined as the additional incremental benefit Executive would be entitled to receive in excess of the actual benefit under the respective Retirement Plan if the Executive would be entitled to credit for 5 years of service in addition to the Executive's actual credited service under the terms of the respective Retirement Plan. Each Supplemental Pension shall be paid at the same time and in the same manner as when and how the pension benefit under the respective Retirement Plan is paid to the Executive. In addition, except as otherwise provided in this Section 8, the Executive's entitlement to a Supplemental Pension, including without limitation any survivor benefit, claims procedures, methods of payment, etc. shall be determined in accordance with the provisions of the respective Retirement Plan; provided, however, that in the event that Executive's employment is terminated within two

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years following a Change of Control pursuant to Section 12(d), (e) or (f), then the Supplemental Pension shall be paid in a lump sum which is the Actuarially Equivalent (as such term is defined in Section 2.3(b) of the United Stationers Pension Plan or its successor) to the Executive's aggregate entitlement under this Section 8 with respect to each Retirement Plan, as soon as practicable following the termination of Executive's employment, but in no event later than 10 days following the date of such termination.

     9.   REIMBURSEMENT OF BUSINESS EXPENSES.

     The Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall reimburse him for all such reasonable business expenses reasonably incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy.

     10.  PERQUISITES.

          (a) During the Term of Employment, the Executive shall be entitled to participate in the Company's executive fringe benefits applicable to the Company's senior-level executives in accordance with the terms and conditions of such arrangements as are in effect from time to time.

          (b) Notwithstanding anything contained herein to the contrary, during the Term of Employment, the Company shall:

               (1) pay the dues and assessment fees and any business expenses associated with the Executive's membership in the Indian Hill Club (whether under the Company's Club Membership Policy or otherwise);

               (2) provide the Executive with personal financial (including tax) counseling by a firm to be chosen by the Executive; PROVIDED, HOWEVER, that the normal annual costs associated with this perquisite shall not exceed $5,000 per year unless the Company approves in writing the payment of any such annual costs exceeding $5,000 per year due to special situations;

               (3) provide the Executive with an appropriate leased automobile to be selected by the Executive, in accordance with the Company's Officers' Leased Automobile Policy; and

               (4) reimburse the Executive for all premium payments made by him with respect to any individual long-term disability insurance policy owned by him; PROVIDED, HOWEVER, that such reimbursement shall not exceed $12,568 in any calendar year.

          (c) The Parties agree that the Executive shall be liable for any and all federal, state and local income and employment taxes resulting from the perquisites provided under this Section 10.

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     11.  VACATION.

     The Executive shall be entitled to 20 paid vacation days per calendar year which shall accrue and otherwise be subject to the Company's vacation policy.

     12.  TERMINATION OF EMPLOYMENT.

          (a) TERMINATION OF EMPLOYMENT DUE TO DEATH. In the event of the Executive's death during the Term of Employment, the Term of Employment shall end as of the date of the Executive's death and his estate and/or beneficiaries, as the case may be, shall be entitled to the following:

               (1) Base Salary earned but not paid prior to the date of his death;

               (2) all annual incentive compensation awards with respect to any year prior to the year of his death which have been earned but not paid;

               (3) an amount equal to the sum of (i) the Base Salary in effect on the date of the Executive's death and (ii) the annual incentive compensation award paid or payable with respect to the year immediately preceding the year in which the Executive's death occurs, payable over the 12-month period following the date of the Executive's death in equal installments in accordance with the Company's regular payroll practice;

               (4) the exercisable portion of the Options held by the Executive as of the date of his death shall remain exercisable until the earlier of (i) the end of the 1-year period following the date of the Executive's death or (ii) the date the Options would otherwise expire, and the unexercisable portion of the Options held by the Executive as of such date shall immediately be forfeited;

               (5) any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9, 10 or 11 above; and

               (6) such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

          (b) TERMINATION OF EMPLOYMENT DUE TO DISABILITY. If the Executive's employment is terminated due to Disability during the Term of Employment, either by the Company or by the Executive, the Term of Employment shall end as of the date of the termination of the Executive's employment and the Executive shall be entitled to the following:

               (1) Base Salary earned but not paid prior to the date of the termination of the Executive's employment;

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               (2)  all annual incentive compensation awards with respect to any year prior to the year of the termination of the Executive's employment which have been earned but not paid;

               (3) an amount equal to the sum of (i) the Base Salary in effect on the date of the termination of the Executive's employment and (ii) the annual incentive compensation award paid or payable with respect to the year immediately preceding the year in which the termination of the Executive's employment occurs, payable over the 12-month period following the date of the termination of the Executive's employment in equal installments in accordance with the Company's regular payroll practice;

               (4) the exercisable portion of the Options held by the Executive as of the date of the termination of his employment shall remain exercisable until the earlier of (i) the end of the 1-year period following the date of the termination of his employment or (ii) the date the Options would otherwise expire, and the unexercisable portion of the options held by the Executive as of such date shall immediately be forfeited;

               (5) any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9, 10 or 11 above; and

               (6) such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company.

In no event shall a termination of the Executive's employment for Disability occur unless the Party terminating the Executive's employment gives written notice to the other Party in accordance with Section 27 below

          (c) TERMINATION OF EMPLOYMENT BY THE COMPANY FOR CAUSE. If the Company terminates the Executive's employment for Cause during the Term of Employment, the Term of Employment shall end as of the date of the termination of the Executive's employment for Cause and the Executive shall be entitled to the following:

               (1) Base Salary earned but not paid prior to the date of the termination of his employment;

               (2) any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9, 10 or 11 above; and

               (3) such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company.

Any termination of the Executive's employment by the Company for Cause under this Section 12(c) shall be communicated by the Company to the Executive by a written notice of termination ("Notice of Cause") given in accordance with
Section 27 below. The Notice of Cause shall (i)

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indicate the specific definition of Cause upon which termination under this
Section 12(c) is based, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment for Cause, and (iii) if the date of the termination of the Executive's employment is other than the date of receipt of the Notice of Cause, specify the date of termination of the Executive's employment (which date shall be not more than 90 days after the giving of such Notice of Cause). If the event constituting Cause is curable, as determined by the Board in good faith, the Notice of Cause shall inform the Executive that he will be allowed a reasonable opportunity to cure the event constituting Cause during the 20-day period (or such longer period as may be determined by the Board not to exceed 90 days) following the Executive's receipt of the Notice of Cause from the Company; provided, however, that if Executive has not cured such event to the reasonable satisfaction of the Company and the Company has not waived in writing Executive's failure to cure during the period provided in the Notice of Cause, the Company shall terminate the Executive's employment effective following the end of such period. The failure by the Company to set forth in the Notice of Cause any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company's rights hereunder.

          (d) TERMINATION OF EMPLOYMENT BY THE COMPANY WITHOUT CAUSE PRIOR TO A
SECTION 2 NOTIFICATION DATE. If, prior to a Section 2 Notification Date, the Executive's employment is terminated by the Company without Cause, other than due to death or Disability, the Term of Employment shall end as of the date of the termination of the Executive's employment and the Executive shall be entitled to the following:

               (1) Base Salary earned but not paid prior to the date of the termination of his employment;

               (2) all annual incentive compensation awards with respect to any year prior to the year in which the termination of the Executive's employment occurs which have been earned but not paid;

               (3) a pro rata Target Award for the year in which the termination of the Executive's employment occurs; PROVIDED, HOWEVER, that the Target Award's performance goals established with respect to the year in which the termination of the Executive's employment occurs are met;

               (4) an amount equal to (i) 2 multiplied by (ii) the sum of (x) the Base Salary with respect to the year in which the termination of his employment occurs and (y) the Target Award with respect to the year in which the termination of his employment occurs (the "Severance Benefit"); provided that in the event termination of the Executive's employment occurs within two years following a Change of Control, then the Severance Benefit shall be an amount equal to (i) 3 multiplied by (ii) the sum of (x) the Base Salary with respect to the year in which the termination of his employment occurs and (y) the greater of the Target Award with respect to the year in which the termination of his employment occurs and the Executive's average incentive award for the immediately preceding 3 years. The Severance Benefit shall be payable over the 24-month period following the date of the termination of his employment (the "Severance Benefit Period") in equal installments in accordance with the Company's regular payroll practice; provided that if the termination of Executive's employment occurs within two years following a Change of Control, the Severance Benefit shall be payable in a lump sum as soon as practicable following termination of the Executive's employment, but in no event later than 10 days following the date of such termination;

               (5) the exercisable portion of the Options held by the Executive as of the date of the termination of his employment shall remain exercisable until the earlier of (i) the end of the 24-month period (36-month period in the event termination of Executive's employment occurs within two years following a Change of Control) following the date of the termination of Executive's employment (the "Severance Period") or (ii) the date the Options would otherwise expire;

               (6) the unexercisable portion of the Options held by the Executive as of the date of the termination of his employment shall become exercisable on such date of termination to the extent such unexercisable portions would have become exercisable had the Executive remained employed with the Company until the last day of the Severance Period and shall remain exercisable until the end of the Severance Period as if the Executive were still an employee, and any portion of the Options that becomes exercisable pursuant to this Section 12(d)(6) shall remain exercisable until the earlier of (i) the end of the Severance Period or (ii) the date the Options would otherwise expire;

               (7) continuation of the lease with respect to the automobile provided by the Company in accordance with Section 10(b)(3) above until the end of the Severance Period; provided that unless the termination of Executive's employment occurs within two years after the occurrence of a Change of Control, the lease shall not be continued beyond the date such lease would otherwise expire;

               (8) continuation of all perquisites provided by the Company to the Executive under Section l0 above, other than reimbursement of the club business expense portion of
                    Section 10(b)(1) above, until the end of the Severance
                    Period;

               (9) any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9, 10 or 11 above;

               (10) continued participation, as if he were still an employee, in the Company's medical, dental, hospitalization, life and disability insurance plans, programs and/or arrangements and in other perquisites and employee benefit plans, programs and/or arrangements in which he was participating on the date of the termination of his employment until the earlier of:

                    (A)  the end of the Severance Period; or

                    (B) the date, or dates, he receives equivalent coverage and benefits under the plans, programs and/or arrangements of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis)

                    PROVIDED, HOWEVER, that:

                    (X) if the Executive is precluded from continuing his participation in any employee benefit plan, program or arrangement as provided in this Section 12(d)(10) above, he shall be provided with the after-tax economic equivalent of the benefits provided under the plan, program or arrangement in which he is unable to participate for the period specified in this Section 12(d)(10);

                    (Y) the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis; and

                    (Z) payment of such after-tax economic equivalent shall be made quarterly in advance;

               (11) such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company; and

               (12) if Executive's termination occurs within two years following a Change of Control,

                    (A) a lump sum payment with respect to each pension plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, whether or not qualified under Code Section 401(a)) which is a defined contribution plan ("Savings Plan") equal to 3 times the aggregate for the plan year ending immediately prior to Executive's termination of (i) the Company's profit sharing contribution, if any, and (ii) the Company matching contribution that would have been made pursuant to the terms of the Savings Plan on the Executive's behalf if the Executive made the maximum elective contribution allowed under Code Section 402(g), payable as soon as practicable following the later of the Executive's termination of employment and the date when the Company's contribution for the preceding plan year is finally determined, but in no event later than 10 days following such date;

                    (B) a lump sum payment which is Actuarially Equivalent to the additional benefits to which Executive would have been entitled if the Executive had continued employment for 3 years following the termination date under each Retirement Plan in which Executive is a participant (including the benefits under Sections 8 and 13), payable as soon as practicable following the termination of Executive's employment, but in no event later than 10 days following the date of such termination; and

                    (C) a lump sum payment equal to the sum of the amounts which are Actuarially Equivalent to the Supplemental Pension as provided in Section 8 and the Supplemental Retirement Benefit as provided in Section 13(e), respectively.

          (e) TERMINATION OF EMPLOYMENT BY THE COMPANY WITHOUT CAUSE ON OR AFTER A SECTION 2 NOTIFICATION DATE. If, on or after a Section 2 Notification Date on which the Company notifies the Executive that the Term of Employment will end in accordance with Section 2 above, the Executive's employment is terminated by the Company without Cause, other than due to death or Disability, the Term of Employment shall end as of the date of the termination of the Executive's employment and the Executive shall be entitled to the same payments and benefits as provided in Section 12(d) above; PROVIDED, HOWEVER, that:

               (1) for purposes of determining benefits and entitlements under Sections 12(d)(5) through 12(d)(11) above, the Severance Period shall begin on the date of the termination of the Executive's employment and shall end on the 2nd anniversary (or 3rd anniversary, if within two years following a Change of Control, the notice is delivered pursuant to Section 2 or Executive's termination of employment occurs) of the Section 2 Notification Date (the "Section 12(e) Severance Period"); and

               (2) for purposes of determining the Severance Benefit payable under Section 12(d)(4) above, the Severance Benefit as determined in accordance with Section 12(d)(4) above shall be multiplied by a fraction the numerator of which shall be the number of days in the Section 12(e) Severance Period and the denominator of which shall be 730 (or 1095 in the event that the notice pursuant to Section 2 is delivered within 2 years following a Change of Control), and such reduced Severance Benefit shall be payable over the Section 12(e) Severance Period in equal installments in accordance with the Company's regular payroll practice; provided that in the event that the notice is delivered pursuant to Section 2 or the Executive's employment is terminated within two years following a Change of Control, such reduced Severance Benefit shall be paid in a lump sum as soon as practicable following the termination of the Executive's employment, but in no event later than 10 days following the date of such termination.

          (f) TERMINATION OF EMPLOYMENT BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment for Good Reason at the end of the 60-day period following the date that the Executive notifies the Company in writing in accordance with Section 27 below that he intends to terminate his employment for Good Reason (the "Notification Date"), such notice to state in detail the particular event that constitutes Good Reason. The Company shall have reasonable opportunity to cure the event constituting Good Reason; PROVIDED, HOWEVER, that if the Company has not cured such event to the reasonable satisfaction of the Executive (and the Executive has not waived the Company's failure to cure) during the 30-day period following the Notification Date (the "Curing Period"), the Executive may terminate his employment following the end of the Curing Period; PROVIDED, HOWEVER, that the Executive may not terminate his employment for Good Reason after the end of the 90-day period following the date the event constituting Good Reason first occurs. Upon a termination by the Executive of his employment for Good Reason, the Term of Employment shall end as of the date of the termination of the Executive's employment and the Executive shall be entitled to the same payments and benefits as provided in Section 12(d) or 12(e) above, as applicable; PROVIDED, HOWEVER, that if the Executive terminates his employment for Good Reason based on a reduction (i) in Base Salary under Section 1(i)(2) above and/or (ii) in his Target Award under Section 1(i) (3) above, then the Base Salary and/or the Target Award to be used in determining the Severance Benefits in accordance with Section 12(d) or (e) above shall be the Base Salary and/or the Target Award in effect immediately prior to such reduction.

          (g) VOLUNTARY TERMINATION OF EMPLOYMENT BY THE EXECUTIVE WITHOUT GOOD REASON. If the Executive voluntarily terminates his employment without Good Reason, other than a termination of his employment due to death or Disability, the Executive shall be entitled to the same payments and benefits as provided in
Section 12(c) above. If the Executive notifies the Company in accordance with
Section 2 above that he wants the Term of Employment to end at the end of the 90-day period following such Section 2 Notification Date, and the Executive terminates his employment as of the end of the Term of Employment, the termination of the Executive's employment under this Section 12(g) shall not be deemed a breach of this Agreement.

          (h) PARACHUTE GROSS-UP. If Executive becomes entitled to any payments or benefits whether pursuant to the terms of or by reason of this Agreement or any other plan, arrangement, agreement, policy or program (including without limitation any deferred stock unit, restricted stock, stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) with the Company, any successor to the Company or to all or a part of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, spin off, or otherwise and regardless of whether such payment is made by or on behalf of the Company or such successor) or any person whose actions result in a Change of Control or any person affiliated with the Company or such persons (in the aggregate, "Payments" or singularly, "Payment"), which Payments are reasonably determined by an accounting firm mutually agreed upon by the Executive and the Company ("Accountant") (which agreement neither party shall unreasonably withhold) to be subject to the tax imposed by Section 4999 or any successor provision of the Code or any similar state or local tax, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay Executive an additional amount ("Gross-Up Payment") such that the net amount retained by Executive, after deduction or payment of (i) any Excise Tax on Payments, (ii) any federal, state and local income or employment tax and Excise Tax upon the payment provided for by this Section, and (iii) any additional interest and penalties imposed because the Excise Tax is not paid when due, shall be equal to the full amount of the Payments. The Company and Executive shall use their reasonable efforts to cause the Accountant to complete its calculation at least ten (10) days prior to the time any Excise Tax is due. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income and employment taxes at the highest marginal rates of taxation in the applicable state and locality with respect to which Executive is subject to tax on the date the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The Gross-Up Payment shall be paid to the Executive within five (5) days from the earlier of (i) the issuance by the Internal Revenue Service of a notice stating in effect that an Excise Tax is due with respect to the Payments or (ii) the receipt by the Company of a written statement by the Accountant of the amount of the Gross-Up Payments. Notwithstanding the foregoing, if the Excise Tax is determined by the Internal Revenue Service or the Accountant subsequent to the payment set forth in the preceding sentence to exceed the amount taken into account in determining the Gross-Up Payment calculated at such time, the Company shall pay within ten (10) days after the time of such determination the amount by which the recalculated Gross-Up Payment exceeds the Gross-Up Payment paid pursuant to the preceding sentence. Following payment to Executive of any Gross-Up Payment, including pursuant to the immediately preceding sentence, Executive shall reasonably cooperate with the Company, at its sole cost and expense and with full indemnification by the Company, as the Company shall reasonably request in efforts to obtain a refund of any Excise Tax which the Company has a reasonable basis to challenge. Any such refund so obtained shall be paid by Executive to the Company.

          (i) CONTINUED HEALTH-CARE COVERAGE TO AGE 65. In the event of any termination of the Executive's employment under Sections 12(b), 12(d), 12(e) or 12(f), the Executive shall be entitled to continued health-care coverage for himself and his eligible dependents under the Company's "group health plan" (as such term is defined in Code Section 4980B(g)(2) as in effect from time to time but subject to any limitations on coverage of nonemployees and their dependents imposed under the terms of such group health plan or by any insurers or partial insurers of such group health plan (other than such limitations imposed unilaterally and in bad faith by the Company). The Executive shall be entitled to such health-care coverage until his 65th birthday; the Executive's spouse shall be entitled to such health-care coverage until her 65th birthday; and each of the Executive's eligible dependents shall be entitled to such health-care coverage until his or her 21st birthday. Unless the Company is obligated to provide continued health-care coverage in accordance with Section 12(d)(11) above, the Executive shall pay to the Company on an annual basis in advance the cost of such continued health-care coverage, with such cost to be equal to the annual "applicable premium" (as such term is used under Code Section 4980B(f)(4)) as determined in good faith by the Company.

          (j) NO MITIGATION; NO OFFSET. In the event of any termination of the Executive's employment under this Section 12, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided in this Section 12.

     13.  CHANGE OF CONTROL SUPPLEMENTAL RETIREMENT BENEFIT.

          (a) SUPPLEMENTAL RETIREMENT BENEFIT. In the event a Change of Control occurs during the Term of Employment, Executive shall be entitled to the following fully vested nonqualified supplemental retirement benefit (the "Supplemental Retirement Benefit"): a life annuity, payable monthly, commencing with the first payment on Executive's 65th birthday in an amount equal to the excess of (1) the product of (i) 1/12th of 1.67% of Executive's average Eligible Earnings (as defined below) for the three consecutive calendar years of his service with the Company immediately preceding the earlier of his termination of employment or his 65th birthday, multiplied by (ii) the sum of 5 and the number of full and partial years (such sum not to exceed 30) of Executive's service with the Company, including the additional service credit under Section 13(c), with 1/12th of a year being credited for each calendar month or part thereof during the Term of Employment, over (2) the Retirement Plan Offset.

          (b) ELIGIBLE EARNINGS. "Eligible Earnings" shall mean the sum of Executive's base salary and bonus compensation paid or deferred for a calendar year. If the Term of Employment does not cover 3 full calendar years, Executive's Eligible Earnings will be determined on an annualized basis with respect to the calendar years in which the Term of Employment commenced and terminated.

          (c) ADDITIONAL SERVICE CREDIT. If Executive's service with the Company extends to Executive's 65th birthday, then Executive, to the extent that the sum of 5 and the Executive's actual years of service is less than 30 at age 65, shall be credited with an additional number of years of service equal to 30 minus the sum of 5 and the Executive's actual years of service at age 65, provided however, that such additional years of credited service under this paragraph (c) shall not exceed 15. If Executive's employment is terminated before attaining age 65 pursuant to Sections 12(a), (b), (d), (e), or (f) within 2 years following a Change of Control, then Executive, to the extent the sum of 5 and Executive's actual years of service would have been less than 30 had Executive remained employed until age 65, shall be credited with an additional number of years of service equal to 30, minus the sum of 5 and the number of actual years of service Executive would have had at age 65, provided however, that such additional years of credited service shall not exceed 15.

          (d) RETIREMENT PLAN OFFSET. The Retirement Plan Offset is the monthly amount of a life annuity for Executive, payable monthly, commencing with the first payment on Executive's 65th birthday, which is Actuarially Equivalent to the aggregate of the vested pension benefits accrued by Executive under every other Retirement Plan in which the Executive participates, and each similar plan maintained by a predecessor or successor employer, including the benefit provided under Section 8 of this Agreement.

          (e) LUMP SUM PAYMENT. In the event that a Change of Control occurs and Executive is entitled to receive a Supplemental Retirement Benefit, Executive may, at any time prior the end of the calendar year preceding his 65th birthday or with the Company's consent, elect to receive a lump sum payment on his 65th birthday, which is Actuarially Equivalent to the Supplemental Retirement Benefit. In the event Executive's service with the Company is terminated pursuant to Section 12(d), (e) or (f) within two years after the occurrence of a Change of Control and prior to his 65th birthday, Executive shall receive a lump sum payment which is Actuarially Equivalent to the Supplemental Retirement Benefit immediately following, but in no event later than 10 days after, such termination.

          (f) DEATH OR DISABILITY BENEFIT. In the event that Executive's service with the Company terminates pursuant to Section 12(a) or (b) after a Change of Control has occurred, the Executive or his Beneficiary (as defined below), as the case may be, shall receive a lump sum payment which is Actuarially Equivalent to the Supplemental Retirement Benefit accrued by Executive determined as of the date immediately preceding Executive's termination of service with the Company pursuant to Section 12(a) or (b).

          (g) BENEFICIARIES. Executive may designate the beneficiary or beneficiaries ("Beneficiary") to whom the Supplemental Retirement Benefit shall be paid or to whom any uncashed checks may be reissued by completing and signing a beneficiary designation form in such form as the Company may prescribe. In the event of any conflict between beneficiary designation forms, the last beneficiary designation form received by the Company shall govern. A beneficiary designation may be changed without the consent of any prior Beneficiary. If Executive does not complete a beneficiary designation form, or no designated Beneficiary survives Executive, the Beneficiary shall be determined in the same manner as would be determined under the applicable laws of descent and distribution with respect to Executive's estate. If the Company shall find that Executive or a Beneficiary is unable to care for his or her affairs because of illness or accident or is unable to execute a proper receipt for the payment of the Supplemental Retirement Benefit, the Company may make payment to a relative or other proper person for the benefit of Executive or such Beneficiary. To the extent permitted by law, the payment to a person in accordance with this paragraph shall fully discharge the Company's obligation to pay the Supplemental Retirement Benefit.

     14.  CONFIDENTIALITY.

          (a) CONFIDENTIAL INFORMATION. The Executive acknowledges the Company's exclusive ownership of all information useful in the business of the Company, its parents, subsidiaries or its affiliates (collectively "United") (including its dealings with suppliers, customers and other third parties, whether or not a true "trade secret"), which at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted by

United, and which has been or is from time to time disclosed to, discovered by, or otherwise known by the Executive as a consequence of his employment by the Company (including information conceived, discovered or developed by the Executive during his employment with the Company) (collectively, "Confidential Information"). Confidential Information includes, but is not limited to, the following especially sensitive types of information:

               (1) the identity, purchase and payment patterns of, and special relations with, the customers of United;

               (2) the identity, net prices and credit terms of, and special relations with, the suppliers of United;

               (3)  the inventory selection and management techniques of United;

               (4)  the product development and marketing plans of United;

               (5)  the strategic business plans of United; and

               (6) the finances of United; except to the extent publicly disclosed.

          (b) PROPRIETARY MATERIALS. The term "Proprietary Materials" shall mean all business records, documents, drawings, writings, software, programs and other tangible things which were or are created or received by or for United in furtherance of its business, including, but not limited to, those which contain Confidential Information. For example, Proprietary Materials include, but are not limited to, the following especially sensitive types of materials: applications software, the data bases of Confidential Information maintained in connection with such software, and printouts generated from such data bases; market studies and strategic plans; customer, supplier and employee lists; contracts and correspondence with customers and suppliers; documents evidencing transactions with customers and supplier; sales calls reports, appointment books, calendars, expense statements and the like, reflecting conversations with any company, customer or supplier; architectural plans; and purchasing, sales and policy manuals. Proprietary Materials also include, but are not limited to, any such things which are created by the Executive or with the Executive's assistance and all notes, memoranda and the like prepared using the Proprietary Materials and/or Confidential Information.

          (c) ACKNOWLEDGEMENTS BY EXECUTIVE. While some of the information contained in Proprietary Materials may have been known to the Executive prior to employment with the Company, or may now or in the future be in the public domain, the Executive acknowledges that the compilation of that information contained in the Proprietary Materials has or will cost the Company a great effort and expense, and affords persons to whom Proprietary Materials are disclosed, including the Executive, a competitive advantage over persons who do not know the information or have the compilation of the Proprietary Materials. The Executive further acknowledges that Confidential Information and Proprietary Materials include commercially valuable trade secrets and automatically become the Company's exclusive property when they are conceived, created or received. The Executive shall report to the Company fully and promptly, orally (or, at the Company's request, in writing) all discoveries, inventions and improvements, whether or not patentable, and all other ideas, developments, processes, techniques, designs and other information which may be of benefit to United, which Executive conceives, makes or develops during his employment (whether or not during working hours or with the use or assistance of the Company's facilities, materials or personnel) and which either (i) relate to or arise out of any part of the Company's business in which the Executive participates, or (ii) incorporate or make use of Confidential Information or Proprietary Materials (all items referred to in this Section 14 being sometimes collectively referred to herein as the "Intellectual Property"). All Intellectual Property shall be deemed Confidential Information of the Company, and any writing or other tangible things describing, referring to, or containing Intellectual Property shall be deemed the Company's Proprietary Materials. At the request of the Company, during or after the Term of Employment, the Executive (or after the Executive's death, the Executive's personal representative) shall, at the expense of the Company, make, execute and deliver all papers, assignments, conveyances, installments or other documents, and perform or cause to be performed such other lawful acts, and give such testimony, as the Company deems necessary or desirable to protect United's ownership rights and Intellectual Property.

          (d) CONFIDENTIALITY DUTIES OF EXECUTIVE. The Executive shall, except as may be required by law, during the Term of Employment, and thereafter for the longest period of time permitted by applicable law:

               (1) comply with all of the Company's reasonable instructions (whether oral or written) for preserving the confidentiality of Confidential Information and Proprietary Materials;

               (2) use Confidential Information and Proprietary Materials only at places designated by the Company and in furtherance of United's business and pursuant to the Company's direction;

               (3) exercise appropriate care to advise other employees of the Company (and, as appropriate, subcontractors) of the sensitive nature of Confidential Information and Proprietary Materials prior to their disclosure, and to disclose the same only on a need-to-know basis;

               (4) not copy all or any part of Proprietary Materials, other than in the course of carrying out the Executive's duties and responsibilities under this Agreement;

               (5) not sell, give, loan or otherwise transfer any copy of all or any part of Proprietary Materials to any person who is not an employee of the Company, other than in the course of carrying out the Executive's duties and responsibilities under this Agreement;

               (6) not publish, lecture on or otherwise disclose to any person who is not an employee of the Company, other than in the course of carrying out the Executive's duties and responsibilities under this Agreement, all or any part of Confidential Information or Proprietary Materials; and

               (7) not use all or any part of any Confidential Information or Proprietary Materials for the benefit of any third party without the Company's written consent.

          (e) RETURN OF COMPANY PROPERTY. Upon the termination of the Executive's employment under Section 12 above or upon the end of the Term of Employment, the Executive (or in the event of death, the Executive's personal representative) shall promptly surrender to the Company the original and all copies of Proprietary Materials (including all notes, memoranda and the like concerning or derived therefrom), whether prepared by the Executive or others, which are then in the Executive's possession or control. Records of payments made by the Company to or for the benefit of the Executive, the Executive's copy of this Agreement, his rolodexes, personal diaries, personal mementos, personal effects shall not be deemed Proprietary Materials for purposes of this Section 14, and other such things, lawfully possessed by the Executive which relate solely to taxes payable by the Executive, employee benefits due to the Executive or the terms of the Executive's employment with the Company, shall also not be deemed Proprietary Materials for purposes of this Section 14.

     15.  NONCOMPETITION; NONSOLICITATION.

          (a) The Executive covenants and agrees that during the Term of Employment and during the Severance Period, the Executive shall not, in any way, directly or indirectly, manage, operate, control (or participate in any of the foregoing), accept employment or a consulting position with or otherwise advise or assist or be connected with or directly or indirectly own or have any other interest in or right with respect to (other than through ownership of not more than 1 percent of the outstanding shares of a corporation's stock which is listed on a national securities exchange or the NASDAQ National Market) any enterprise (other than for the Company or for the benefit of the Company) which is a wholesaler of office products having annual sales in excess of $1,000,000 or any other business in which United, during the Term of Employment, may be actively involved or have plans to become actively involved. The Company shall not unreasonably withhold its consent to a request by the Executive for a waiver from the strict application of this Section 15(a) with respect to a specific employment or engagement of, or a specific acquisition of an interest by, the Executive. The Company shall not be deemed to have unreasonably withheld its consent, if the Company determines that such employment, engagement, or acquisition would have a competitive effect on the Company.

          (b) Notwithstanding Section 15(a), following the Employment Term, Executive may be engaged by any company whose principal business is the manufacture or resale of office products.

          (c) The Executive covenants and agrees that during the Term of Employment and during the Severance Period, the Executive shall not at any time, directly or indirectly, solicit (1) any client or customer to change its business relationship with United; provided, however, nothing herein is intended nor should such be construed as precluding Executive from responding to unsolicited client or customer inquiries at any time, or (2) except for receiving and following up on publicly placed employment advertisements, any employee of United for the purposes of causing such employee to terminate employment with United.

          (d) If the Executive shall be in violation of any of the foregoing restrictive covenants and if the Company seeks relief from such breach in any court or other tribunal, such covenants shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

          (e) The Parties acknowledge that in the event of a breach or threatened breach of Section 15(a) and/or Section 15(c) above, the Company shall not have an adequate remedy at law. Accordingly, in the event of any breach or threatened breach of Section 15(a) and/or Section 15(b) above, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Executive and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of Section 15(a) and/or Section 15(c) above. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of Section 15(a) and/or Section 15(c) above, including the recovery of damages.

          (f) The Executive recognizes, acknowledges and agrees that the foregoing limitations are reasonable and properly required for the adequate protection of the business of the Company. If any such limitations are deemed to be unreasonable by a court having jurisdiction of the matter and parties, the Executive hereby agrees and submits to the reduction of any such limitations to such territory or time as to such court shall appear reasonable.

     16.  MUTUAL NON-DISPARAGEMENT  DURING AND AFTER THE EMPLOYMENT TERM.

          (a) Executive shall not, directly or indirectly, make or cause to be made and shall not intentionally cause the officers, directors, employees, agents and representatives of any entity or person controlled by Executive to make or cause to be made, any disparaging, denigrating, derogatory or other negative or false statement orally or in writing to any person or entity about United or its respective executive officers or members of its or their boards of directors, or the business strategy or plans, policies, practices or operations of United. Executive shall not, directly or indirectly, and shall, within his reasonable ability to control, cause the officers, directors, employees, agents and representatives of any entity or person controlled by Executive not to, directly or indirectly, dissipate or negatively affect the goodwill, business, prospects or reputation of United or its relationships with its employees, customers, suppliers, competitors, vendors, stockholders, lenders, prospective investors or prospective purchasers of any businesses or assets of United.

          (b) The Company shall not, directly or indirectly, make or cause to be made, and shall not intentionally cause the officers, directors, employees, agents or representatives of any entity or person controlled by the Company or by which the Company is controlled, make or cause to be made, any disparaging, denigrating, derogatory or other negative or false statement orally or in writing to any person or entity about Executive, any entity controlled by or with which Executive is affiliated, or any business plans, policies, practices or reputation of Executive or any entity controlled by or with which he is affiliated. The Company shall not, directly or indirectly, and shall within its reasonable ability to control, cause the officers, directors, employees, agents and representatives of United and its respective executive officers and members of their respective Boards of Directors not to, directly or indirectly, dissipate or negatively affect the good will, business, prospects or reputation of Executive or any entity controlled by him or with which he is affiliated.

          17. ASSIGNABILITY; BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; PROVIDED, HOWEVER, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

          18. REPRESENTATION. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

          19. ENTIRE AGREEMENT. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto (including, but not limited to, the agreement between the Parties dated May 23, 1997, which this Agreement amends and restates).

          20. AMENDMENT OR WAIVER. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

          21. WITHHOLDING. The Company shall be entitled to withhold from any and all payments made to the Executive under this Agreement all federal, state, local and/or other taxes or imposts which the Company determines are required to be so withheld from such payments or by reason of any other payments made to or on behalf of the Executive or for his benefit hereunder.

          22. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

          23. SURVIVORSHIP. The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

          24. BENEFICIARIES/REFERENCES. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

          25. GOVERNING LAW/JURISDICTION. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois without reference to principles of conflict of laws.

          26. ATTORNEY FEES. If the Executive or his estate or designee prevails in any action to enforce their rights under this Agreement, they shall be entitled to receive their attorney's fees, costs and expenses incurred in enforcing their rights under this Agreement, as well as interest at the Prime Rate as publicly announced by The Northern Trust Company from time to time on the amount of the judgment from the date of demand for payment hereunder through the date of receipt of the amount of the judgment.

          27. NOTICES. Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:                      United Stationers Inc.
                                        United Stationers Supply Co.
                                        2200 East Golf Road
                                        Des Plaines, Illinois  60016
                                        Attention:  Chairman of the Board

with a copy to:                         United Stationers Supply Co.
                                        2200 East Golf Road
                                        Des Plaines, Illinois  60016
                                        Attention:  General Counsel

and a copy to:                          Weil, Gotshal & Manges LLP
                                        100 Crescent Court, Suite 1300
                                        Dallas, Texas  75201
                                        Attention:  Mary R. Korby, Esq.

and a copy to:
                                        --------------------------------

                                        --------------------------------

                                        --------------------------------

If to the Executive:                    Mr. Randall W. Larrimore
                                        830 Sheridan Road
                                        Winnetka, Illinois  60093-1929

and a copy to:
                                        --------------------------------

                                        --------------------------------

                                        --------------------------------

     28. HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or of any provision of this Agreement.

     29. COUNTERPARTS. This Agreement may be executed in 2 or more counterparts.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                      UNITED STATIONERS INC.

                                      By:
                                         --------------------------
                                           Frederick B. Hegi, Jr.
                                           Chairman of the Board

                                      UNITED STATIONERS SUPPLY CO.

                                      By:
                                         ---------------------------
                                           R. Thomas Helton
                                           Executive Vice President,
                                           Human Resources and Organization
                                           Development of the Company

                                      ------------------------------
                                           Randall W. Larrimore

                                    EXHIBIT A
                             TO EMPLOYMENT AGREEMENT
                             ----------------------

     The following are benefit plans, programs and policies in which the Executive is entitled to participate in addition to any benefits specified in the Employment Agreement as of the date thereof:

     1.   United Stationers Management Incentive Plan

     2.   United Stationers Inc. Management Equity Plan

     3.   United Stationers Inc. Pension Plan

     4.   United Stationers Inc. 401(k) Savings Plan

     5.   United Stationers Supply Co. Deferred Compensation Plan

     6.   Restoration Plan

     7.   United Stationers Inc. Flexible Spending Plan

     8.   United Group Medical and Dental Benefit Plans

     9.   Officer Medical Expense Reimbursement Policy

     10.  Retiree Health Plan

     11.  Annual physical exam at Company expense

     12.  Group Term Life Insurance - 2 1/2 times base salary

     13.  Disability Insurance in accordance with insurance policy

     14.  Travel and Accident Insurance - $300,000

     15.  Split Dollar Life Insurance

     16.  Club and Association Dues - in accordance with Company Policy

     17. Officer Indemnification and Insurance - D&O insurance is provided on a claims made basis; and Restated Certificate of Incorporation, and Delaware and Illinois law provide indemnification of officers and directors

     18. Other - Vacations in accordance with Company Policy; other benefits that may from time to time be made available to employees generally